Exhibit 21.1

List of the Registrant’s Subsidiaries

Moltopay Financial Ltd. (British Columbia, Canada)
Northeast Merchant Systems, Inc. (Massachusetts)
Charge Savvy LLC (Illinois)
Logicquest Technology, Inc. (f/k/a Coyni, Inc.) (Nevada)
Transact Europe Holdings OOD (Bulgaria)
RYVYL (EU) EAD (Bulgaria)
Mangrove Cell 43 PC (District of Columbia)
Tera Payment Systems, Inc. (Delaware)